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                                                                    Exhibit 10.9


                         AIRLINE PARTICIPATION AGREEMENT
                         -------------------------------

THIS AGREEMENT (this "AGREEMENT"), dated April __, 1998, is by and among priceline.com LLC, a Delaware limited liability company with an address at 5 High Ridge Park, Stamford, Connecticut 06905 ("PRICELINE.COM LLC"), PriceLine Travel, Inc., a Delaware corporation with an address at 5 High Ridge Park, Stamford, Connecticut 06905 ("PRICELINE TRAVEL" and, together with priceline.com LLC, being collectively referred to herein as "PRICELINE"), and Trans World Airlines, Inc., a Delaware corporation having a principal place of business at One City Centre, 515 North 6th Street, St. Louis, Missouri 63101 (the "AIRLINE").

                             PRELIMINARY STATEMENT:

PriceLine provides an electronic service via the internet that allows consumers to purchase airline tickets at an offer price determined by the consumer (the "PRICELINE SERVICE"). The consumer identifies the departure and return dates for travel and the price the consumer is willing to pay for the fare. PriceLine then determines if appropriate seats are available. If appropriate seats are available, PriceLine Travel will issue a ticket on the applicable carrier.

The Airline desires to participate in the PriceLine Service and, in connection therewith, will provide access to the Airline's inventory at pricing for the origin and destination pairs (each, an "O&D") identified by the Airline in accordance with the terms and conditions set forth in this Agreement.

PriceLine desires to include the Airline as a participating carrier in the PriceLine Service and to have access to such inventory in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

I.     TERMS AND CONDITIONS RELATING TO AIRLINE TICKETS
       ------------------------------------------------

       1. The Airline shall make available to PriceLine inventory at pricing for O&Ds identified by the Airline (a "PriceLine Fare") in accordance with the terms and conditions set forth in this Agreement. It is expressly understood and agreed that the Airline makes no commitment, whatsoever, regarding the number of such O&Ds or the level of specific pricing except that such will be communicated by the Airline to PriceLine under the procedures


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              identified in ATTACHMENT A, "PriceLine Availability, Pricing &
              Ticketing Procedures", annexed hereto and made a part hereof.

       2. The Airline acknowledges and agrees that all tickets issued by PriceLine on behalf of the Airline as contemplated by this Agreement (each, a "PRICELINE TICKET") shall be subject to the following restrictions:

              (a) All PriceLine Tickets will be non-refundable, non-endorsable and non-changeable, except as otherwise required and/or authorized by the Airline under Paragraph I.5 below;

              (b) All travel will be round-trip with no stopovers or open-jaw travel permitted; and

              (c)     Frequent Flyer mileage and upgrades will not be permitted.

              The above restrictions will be communicated by PriceLine to the consumer via the internet and will be set forth on ticketing and/or itinerary documentation issued by PriceLine Travel.

       3. All tickets issued under the terms of this Agreement will be issued by PriceLine Travel (Agency ARC: 07-50854-6). PriceLine Travel will act as the agent of the Airline pursuant to the Airlines Reporting Corporation Industry Agents Handbook and Supplements, as established and in effect from time to time by the Airline Reporting Corporation ("ARC"), and the TWA Supplemental ARC Agency Reporting Agreement thereto (collectively, the "ARC DOCUMENTS"). The Airline will provide PriceLine Travel with a copy of the TWA Supplemental ARC Agency Reporting Agreement concurrently with PriceLine Travel's execution of this Agreement. In addition, priceline.com LLC will act as the agent of the Airline in the performance of its obligations as contemplated by this Agreement.

       4. PriceLine Travel will issue tickets on the routes of the Airline (but not on Trans World Express) and will be subject to the ticketing, availability rules, conditions of carriage and fare rules as identified and communicated per the procedures identified on ATTACHMENT A. PriceLine will determine the price at which tickets are sold based on offers received under the PriceLine Service. PriceLine will remit to the Airline, using standard ARC reporting procedures, the Airline's fares, fees and associated taxes for tickets issued by PriceLine on the routes of the Airline. The Airline will audit all tickets issued by PriceLine on the routes of the Airline and establish debit memos as appropriate. All audits conducted by the Airline will be in compliance


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              with the ARC Documents but the Airline is not precluded from applying any other audit policies or practices.

       5. The Airline will provide transportation for PriceLine customers in accordance with its general conditions for carriage except as noted in Paragraph I.2 above and any special handling procedures as noted in ATTACHMENT B, "Special Handling Procedures", annexed hereto and made a part hereof.

              PriceLine will provide customers with access to a telephone service center that will respond to any consumer questions and issues pertaining to special handling requirements for PriceLine Tickets including processing any customer handling requirements as identified and authorized by the Airline in ATTACHMENT B HERETO.

       6. All inquiries (including, without limitation, requests for PriceLine Ticket refunds and credit card charges), received by the Airline from actual or potential purchasers of PriceLine Tickets will be referred to PriceLine's designated customer service representatives for resolution. The Airline and PriceLine agree to mutually resolve customer issues that remain if PriceLine is unable to conclude the matter.

II.    CONFIDENTIALITY AND RELATED MATTERS

       1. PriceLine and the Airline will each hold in confidence and, without the prior written consent of the other, will not reproduce, distribute, transmit, transfer or disclose, directly or indirectly, in any form, by any means or for any purpose, any Confidential Information of the other. As used herein, the term "CONFIDENTIAL INFORMATION" shall mean this Agreement and its subject matter, and information that is provided to or obtained from one party to the other party and that is valuable to the disclosing party, and particularly any information which derives economic value, actual or potential, from not being generally known to, and not generally ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. The recipient of Confidential Information may only disclose such information to its employees on a need-to-know basis and as necessary for the performance of the recipient's obligations under this Agreement. The obligations of a recipient party with respect to Confidential Information shall remain in effect during and after the term of this Agreement (including any renewals or extensions hereof) except to the extent necessary to comply with applicable law or the order or other legal process of any court, governmental or similar authority having jurisdiction over the recipient.


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       2.     The recipient of Confidential Information will exercise
              reasonable commercial care in protecting the confidentiality of the other party's Confidential Information.

       3. PriceLine will not identify the Airline's participation in any specific O&D until a customer is booked and confirmed for ticketing. Further, PriceLine will not, in any media, indicate that the Airline is participating or has participated in any specific O&D except to indicate that a PriceLine customer must accept a routing on one of the major full service airlines or, in the case of international travel on one of the major international airlines, available through the PriceLine Service. The Airline may be identified, as appropriate, in such case and for definitional purposes, as one of the major U.S. full service airlines or major international airlines.

III.   REPORTING

       1. PriceLine will provide the Airline with MIS reports, as developed and available, providing (i) access to information concerning each ticket issued by PriceLine Travel on the Airline; (ii) aggregate information (i.e. non airline specific) for all tickets issued by PriceLine Travel in each O&D that the Airline participates in by providing a PriceLine Fare; and (iii) aggregate information for all PriceLine offers not ticketed in each O&D that the Airline participates in by providing a PriceLine Fare. PriceLine will use reasonable commercial efforts to provide the Airline, not later than ninety (90) days after public launch of the PriceLine Service, with secured Intranet access to the information described in this Paragraph
              III.1 through a PriceLine Intranet site for Airline queries. PriceLine will provide the Airline a user identification number and password for this purpose.

       2. PriceLine will provide to the Airline the methodology for selecting a carrier in processing customer offers and the supporting application source code. This methodology may be modified or adjusted from time to time by PriceLine. PriceLine will use its best efforts to provide, in writing, any modifications or adjustments to the methodology then in effect within 5 (five) business days of any such modification or adjustment.

       3. PriceLine will provide to the Airline an annual statement by PriceLine's independent accounting firm or other qualified third-party concerning PriceLine's compliance with all reporting and processing procedures in effect from time to time.


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IV.    TERM OF AGREEMENT

       1. This Agreement will commence on the date set forth on the first page of this Agreement and may be terminated by the Airline or PriceLine upon thirty (30) days prior written notice to the other party. The obligations of the parties under Paragraphs II and V of this Agreement shall indefinitely survive the expiration or termination of this Agreement.

       2. In the event of written notice of termination of this Agreement in accordance with the terms of Paragraph IV.1 above, all PriceLine Tickets issued prior to the effective date of termination specified in such notice will be accepted by the Airline under the terms of this Agreement.

V.     INDEMNIFICATION

       1. PriceLine Travel and priceline.com LLC will jointly and severally indemnify, defend and hold harmless the Airline, its officers, directors, employees and agents, from and against all damages, losses and causes of action including, without limitation, damage to property or bodily injury, to the extent caused by priceline.com LLC's or PriceLine Travel's breach of this Agreement or by the negligence or willful acts of such party or any of their respective employees.

       2. The Airline will indemnify, defend and hold harmless PriceLine, its officers, directors, employees and agents from and against all damages, losses and causes of action including, without limitation, damage to property or bodily injury, to the extent caused by the Airline's breach of this Agreement or by the negligence or willful acts of the Airline or any of its employees.

VI.    MILLENNIA CAPABILITY; PRICELINE SYSTEM

       1. PriceLine hereby warrants to the Airline that its electronic systems and related software are Millennia Capable; provided, however, that such warranty shall not extend to the systems and related software owned or controlled by a third party vendor. For purposes of this Agreement, Millennia Capable shall mean the ability and capability to avoid errors in processing arising from dates occurring on and after the year 2000 (including such errors as may occur on, before and after the year 2000). The Airline acknowledges and agrees that the performance of PriceLine's obligations hereunder may be adversely affected in the event that problems relating to the systems, software or processes of third party vendors utilized


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              by PriceLine are not Millennia Capable.  In such case, PriceLine will not have any liability hereunder, or any obligation to correct or otherwise rectify such problems. Further, the existence of such problems, if any, will not constitute a breach of PriceLine's obligations under this Agreement.

       2. PriceLine will use reasonable commercial efforts to ensure that all data, software and related systems necessary for the operation of the PriceLine Service are adequately maintained and are accessible at all times relevant to this Agreement. All data, software and related systems necessary for the operation of the PriceLine Service are fully redundant, are updated for security purposes and are firewall protected.

VII.   GENERAL PROVISIONS

       1. No waiver or breach of any of the provisions of this Agreement shall be construed as a waiver of any succeeding breach of the same or any other provision.

       2. If any paragraph, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any paragraph, sentence or clause hereof not so adjudged.

       3. Any notice required or permitted hereunder shall be deemed sufficient if given in writing and delivered personally, by facsimile transmission, by reputable overnight courier service or United States mail, postage prepaid, to the addresses shown below or to such other addresses as are specified by similar notice, and shall be deemed received upon personal delivery, upon confirmed facsimile receipt, two (2) days following deposit with such courier service, or three (3) days from deposit in the United States mail, in each case as herein provided:


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              If to PriceLine Travel or to     If to the Airline:
              priceline.com LLC:

              Priceline.com LLC                Trans World Airlines, Inc.
              5 High Ridge Park                One City Centre
              Stamford, CT 06905               515 North 6th Street
                                               St. Louis, Missouri 63101

              Attention:  Timothy Brier        Attention:  Joseph R. Vilmain
              Phone:    203-705-3087           Phone:_______________________
              Fax:      203-595-8343           Fax:_________________________

              A party may change its address and the name of its designated recipient of copies of notices for purposes of this Agreement by giving the other parties written notice of the new name and the address, phone and facsimile number of its designated recipient in accordance with this Paragraph VI.3.

       4. This Agreement and the Attachments hereto, together with the ARC Documents, supersede and replace all previous understandings or agreements, whether oral or written, with respect to the subject matter hereof. In the event that any provision or provisions of the ARC Documents are contrary to or inconsistent with any term or provision of this Agreement or any Attachment hereto, the terms of this Agreement or such Attachment shall control.

       5. This Agreement may be amended or modified only by a written amendment executed by each of the parties.

       6. The formation, construction, performance and validity of this Agreement shall be governed by the internal laws of the State of New York.

       7. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together, shall constitute one and the same instrument.

       8. No party will in any manner or by any device, either directly or indirectly, act in violation of any applicable law, governmental order or regulation including the provisions of the Airline's tariffs (except where such tariffs are specifically amended by Airline, under the terms of this Agreement) and PriceLine Travel's appointment or provision for the conduct of business as established by ARC.


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       9.     PriceLine agrees to notify the Airline promptly, in writing, in the event there is a change of control in the ownership of PriceLine Travel or priceline.com LLC.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date indicated above.


PRICELINE TRAVEL, INC.                    TRANS WORLD AIRLINES, INC.


-------------------------------------     --------------------------------------
By: Timothy Brier, President              By: Joseph R. Vilmain, Vice President
                                          Sales and Reservations


PRICELINE.COM LLC


-------------------------------------
By: Timothy Brier, Executive Vice
    President


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                                                                    ATTACHMENT A


             PRICELINE AVAILABILITY, PRICING & TICKETING PROCEDURES

1. The Airline will provide PriceLine with access to the Airline's seat inventory in accordance with specific fares and rules, filed by the Airline directly into its designated CRS, for use by PriceLine in the sale of airline tickets in accordance with the terms and conditions of this Agreement. All PriceLine Fares filed by the Airline into its designated CRS for use by PriceLine as herein provided will be deemed fully guaranteed by the Airline.

2. The PriceLine Fares that are filed by the Airline for use by PriceLine are fares that are not commissionable and domestic PriceLine Fares are inclusive of the then applicable U.S.
       transportation tax, if applicable.

       (a) All PriceLine Fares are exclusive of any domestic federal segment taxes, and any domestic or international fuel, departure, arrival, passenger facility, airport, terminal and/or security taxes, fees or surcharges which, when applicable, must be added to the fare collected from the passenger and shown on the PriceLine Ticket.

3. PriceLine Tickets will be issued on standard ARC traffic documents and will be validated with the Airline's validation. The passenger and flight coupon will show "bulk" for the fare and will include all additional collections as noted in Paragraph 2 of this Attachment A. The auditor's coupon will show the fare as authorized by the Airline plus applicable taxes, fees and surcharges. PriceLine Travel will be the merchant of record and all tickets and payments will be settled between PriceLine and the Airline through ARC as a cash sale unless otherwise authorized by the Airline.

       (a) Promptly following the launch date of the PriceLine Service, PriceLine will provide the Airline with either a performance bond or an irrevocable letter of credit in the amount of $50,000. Such bond or letter of credit shall be in a form reasonably acceptable to the Airline, payable to the Airline on demand, and valid until all of PriceLine's payment obligations in respect of PriceLine Tickets sold have been fulfilled. Any letter of credit shall be drawn upon a bank reasonably acceptable to the Airline in U.S. dollars, with a U.S. branch presentable in a city in the United States currently served by the Airline. The Airline may draw upon such letter of credit to cover any failure of PriceLine to pay monies owed to the Airline with respect to the purchase and sale of PriceLine Tickets. PriceLine agrees to allow monthly reviews (at the end of each month during the term of this Agreement) of PriceLine Ticket sales on the Airline and, based on the dollar


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       amount of such PriceLine Tickets sales, the Airline may request that such $50,000 performance bond or irrevocable letter of credit, as applicable, be increased by a reasonable amount not to exceed the average dollar value of sales for the subject period, multiplied by two.

       Until provision of the performance bond or irrevocable letter of credit, PriceLine shall deposit with the Airline the amount of $50,000 to secure its payment obligations under this Agreement. Such deposit will be returned to PriceLine by wire transfer of immediately available funds to the account designated by PriceLine upon the Airline's receipt of such performance bond or irrevocable letter of credit.

4. (b) The Airline shall maintain and communicate any changes in fares and/or rules to be used by PriceLine. The most current fares and rules may be accessed by PriceLine as authorized by the Airline through the designated CRS entries provided by the Airline, which entries shall include the fare and rules display designated from time to time by the Airline. The Airline will honor all PriceLine Tickets properly issued before the Airline has communicated any change in fares and/or rules.

5. Examples of the type of fares and rules, as provided by the Airline, are included as ATTACHMENT A-1, annexed hereto and made a part hereof. Such attachment is for example only; only the current authorized fares and rules may be used.


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                                                                  ATTACHMENT A-1
                                                                  --------------


                         EXAMPLE OF FARES AND RULES
                         --------------------------

       We will attach an example of a summary sheet of fares and rules that the Airline provides PriceLine for sample purposes only.


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                                                                    ATTACHMENT B
                                                                    ------------


                         SPECIAL HANDLING PROCEDURES
                         ---------------------------

1. PriceLine Tickets issued on the Airline are subject to the published conditions of carriage and rules of the Airline except as specifically identified in this Agreement. Specifically, PriceLine will market the PriceLine Service with the following restrictions:

       (a) PriceLine Tickets will be non-refundable, non-endorseable and non-changeable;

       (b) All travel will be round-trip with no stopovers or open-jaw travel permitted; and

       (c) Frequent Flyer mileage and upgrades will not be permitted.

2. Notwithstanding the product definition that PriceLine markets to consumers, the Airline authorizes that its published conditions of carriage, rules and restrictions apply for the following (Check applicable boxes):

       (a)      Frequent Flyer Mileage             / /
       (b)      Involuntary Rerouting              / /
       (c)      Missed Flight provisions           / /
       (d)      Death or Illness provisions        / /
       (e)      Lost or stolen tickets             / /
       (f)      Other (Identify)                   / /

       In the event that the Airline chooses to honor frequent flyer mileage and/or seat upgrades, the Airline will be solely responsible for any tracking and documentation resulting therefrom.

3. PriceLine Tickets are non-refundable and non-changeable. PriceLine and the Airline will handle any customer service issues regarding requests for refunds or changes. On the basis that the Airline wishes to authorize refunds or changes on a case-by-case basis, the Airline will interface with PriceLine's designated customer service representatives and communicate the Airline's intent to refund or change specific PriceLine Ticket. In such cases, the applicable add-collect and any Airline specific change fee will apply. In all cases, PriceLine Tickets that the Airline wishes to refund or change will be forwarded to PriceLine and refunds or changes will be processed through standard merchant procedures as outlined in the Industry Agents Handbook,
       Section 80, subsection X and Section 6.